Exhibit 99.1

Emmaus Life Sciences Reports 2024 Financial Results

Torrance CA, April 14, 2025 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the year ended December 31, 2024.

Recent Highlights

“We experienced a decline of nearly 44% in net revenues in 2024 as compared to 2023 due to a lack of available inventory that began early in 2024 and extended into the third quarter. Although sales rebounded once the shortage was resolved, they could not make up for the lost sales earlier in the year,” remarked Willis Lee, Chairman of the Board and Chief Executive Officer of Emmaus. “The decline in net revenues was partially offset by a nearly 30% reduction in net operating expenses, resulting in a loss from operations of approximately $1.9 million as compared to income from operations of approximately $3.5 million in 2023. The second half of 2024 showed slightly positive income from operations. Net loss per share increased somewhat to $0.10 from $0.07 in 2023,” he added.

“We believe we have sufficient inventory on hand for the balance of 2025, and currently expect net revenues for the year to reach or exceed 2024 levels absent unexpected developments,” noted Mr. Lee.

Financial and Operating Results

Net Revenues. Net revenues for the year were $16.7 million compared to $29.6 million in 2023. The decreased net revenues were attributable to the inventory shortages that existed throughout much of 2024. No similar widespread shortages were experienced in 2023.

Operating Expenses. Total operating expenses for the year were $17.3 million compared with $24.7 million in 2023. The decrease was due to decreases of $4.2 million in general and administrative expenses and $2.6 million in selling expenses attributable to reduced headcount and a decrease of $0.5 million in research and development expenses due to the suspension of substantially all research and development activities in late 2023.

Income From Operations. Loss from operations for the year was $1.9 million compared to income from operations of $3.5 million in 2023. The decrease resulted from decreased net revenues, partially offset by the decrease in total operating expenses compared to 2023.

Other Expense. The company incurred other expense of $4.5 million for the year compared to $7.3 million in 2023. The decrease was due primarily to an increase of $1.0 million in gain on restructured debt and decreases of $1.9 million in interest expenses, $1.7 million in net loss on equity method investment and $1.6 million in foreign exchange loss, partially offset by a $2.5 million change in fair value of conversion feature derivative liability and $1.1 million in change in fair value of warrant derivative liabilities.

Net Loss. For the year, the company realized net loss of $6.5 million, or $0.10 per share based on approximately 63.2 million weighted average basic and diluted common shares, compared a net loss of $3.7 million, or $0.07 per share based on approximately 53.1 million weighted average basic and diluted common shares in 2023. The increase in net loss was attributable to the loss from operations, partially offset by the decrease in other expense.

Liquidity and Capital Resources. At December 31, 2024, the company had cash and cash equivalents of $1.4 million, compared with $2.5 million at December 31, 2023.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the outlook for sales in 2025. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s need to restructure or refinance its existing indebtedness and raise additional funds from related-party loans, third-party loans or other financing to meet its current liabilities and fund its business and operations and doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

(In thousands, except share and per share amounts)

	Years Ended December 31
	2024	2023
Revenues, Net	$16,653	$29,597
Cost of Goods Sold	1,201	1,342
Gross Profit	15,452	28,255
Operating Expenses	17,346	24,715
Income (Loss) from Operations	(1,894)	3,540
Total Other Expense	(4,530)	(7,332)
Net Loss	(6,453)	(3,733)
Comprehensive Loss	(9,288)	(1,274)
Net Loss per Share	$(0.10)	$(0.07)
Weighted Average Common Shares Outstanding	63,234,789	53,105,388

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$1,389	$2,547
Accounts receivable, net	2,623	5,524
Inventories, net	1,635	1,711
Prepaid expenses and other current assets	1,120	1,727
Total Current Assets	6,767	11,509
Property and Equipment, net	46	59
Right of use assets	1,530	2,337
Investment in convertible bond	15,037	20,978
Other Assets	222	296
Total Assets	$23,602	$35,179

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$16,926	$16,951
Operating lease liabilities, current portion	$2,423	$1,639
Conversion feature derivative, notes payable	162	451
Notes payable, current portion	7,093	8,215
Convertible notes payable, net of discount	17,014	16,383
Other current liabilities	19,937	17,868
Total Current Liabilities	63,555	61,507
Notes payable, less current portion	-	-
Other long-term liabilities	16,526	21,428
Total Liabilities	80,081	82,935
Stockholders’ Deficit	(56,479)	(47,756)
Total Liabilities & Stockholders’ Deficit	$23,602	$35,179

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